CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the use in this Post-Effective Amendment No. 7/Amendment No. 716 to Registration Statement File Nos. 333-200253/811-03365 on Form N-4 of our report dated March 26, 2020, relating to the financial statements comprising each of the Sub-Accounts of Brighthouse Separate Account A, and our report dated March 4, 2020, relating to the financial statements of Brighthouse Life Insurance Company, both appearing in the Statement of Additional Information, which is part of such Registration Statement. We also consent to the reference to us under the heading “Independent Registered Public Accounting Firm” in such Statement of Additional Information.
/s/ DELOITTE & TOUCHE LLP
Tampa, Florida
April 13, 2020